                                  UNITED STATES
                        SECURTIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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         |_| Soliciting Material Under Rule 14a-12

                                 DATASCOPE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                                   PARCHE, LLC
                               RCG ENTERPRISE, LTD
                           RCG STARBOARD ADVISORS, LLC
                          RAMIUS CAPITAL GROUP, L.L.C.
                                C4S & CO., L.L.C.
                                 PETER A. COHEN
                                 MORGAN B. STARK
                               JEFFREY M. SOLOMON
                                THOMAS W. STRAUSS
                              DAVID DANTZKER, M.D.
                                 WILLIAM J. FOX
                                MARK R. MITCHELL
                                 PETER A. FELD
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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          IN THIS FORM ARE NOT  REQUIRED TO RESPOND  UNLESS THE FORM  DISPLAYS A
          CURRENTLY VALID OMB CONTROL NUMBER.

Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital
Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its two nominees at the 2007 annual meeting of stockholders of Datascope Corp., a Delaware corporation (the "Company").

      Item 1: On November 8, 2007, Ramius Capital issued the following press release:

       RAMIUS CAPITAL SENDS OPEN LETTER TO SHAREHOLDERS OF DATASCOPE CORP.

     HIGHLIGHTS CONCERNS OVER ALLEGED ETHICS VIOLATIONS AND HIGH TURNOVER OF
                             SENIOR-LEVEL EXECUTIVES

   BELIEVES ELECTION OF INDEPENDENT DIRECTOR NOMINEES TO DATASCOPE BOARD IS IN
                      THE BEST INTEREST OF ALL SHAREHOLDERS

NEW YORK - NOVEMBER 8, 2007 - Starboard Value and Opportunity  Master Fund Ltd.,
an affiliate of RCG Starboard  Advisors,  LLC and Ramius Capital  Group,  L.L.C.
(collectively, "Ramius"), today issued a letter to all shareholders of Datascope
Corp.  ("Datascope" or the "Company")  (NASDAQ:  DSCP) in which Ramius urged all shareholders to vote for its two independent  director nominees at the Company's
2007 Annual Meeting of  Stockholders,  which has been scheduled for December 20,
2007.  Information  regarding the election and Ramius'  nominees is available at
www.ShareholdersForDatascope.com.

In the letter,  Ramius highlights  concerns about six separate reports of ethics violations by Mr. Lawrence Saper, the Company's founder, Chairman and CEO, and a senior  executive in Europe.  Additionally,  the letter raises further  concerns over a lack of  management  stability  at Datascope  demonstrated  by the recent resignation  of five  senior-level  executives.  Ramius  concludes the letter by providing  examples of how the  current  Board of  Directors  has  enriched  and protected  Mr.  Saper in the past while  operating  under  corporate  governance policies that are not in the best interest of shareholders.

Ramius Partner Mark R. Mitchell,  stated,  "Recent  investigations  into alleged ethical  violations  involving  Mr.  Saper,  and  the  resignations  of  several senior-level executives, demonstrate significant internal turmoil at Datascope."

Mr. Mitchell added, "Despite all this, we still believe that Datascope is a good company with solid  products and  excellent  prospects.  We are certain that the election  of  our  two  knowledgeable,  experienced,  and  independent  director nominees  will  enable  a  dramatic  improvement  in  corporate  governance  and operating stability at Datascope."

The full text of the letter follows:

November 8, 2007

Dear Fellow Datascope Shareholder:

                      IT IS TIME FOR A CHANGE AT DATASCOPE!

The  Ramius  Group  seeks  your  support  to  elect  our two  highly  qualified, independent  director nominees at Datascope's 2007 Annual Meeting.  Our nominees are  committed  to  providing  improved  Board  oversight,  higher  standards of corporate  governance,  and proper management  accountability  at Datascope.  In light of  recent  events  including  alleged  ethics  violations  as well as the departure  of at least five  senior  executives,  we believe  that there must be change on the Board of Directors to ensure stability at the Company.  We believe this change is necessary in order for  shareholders to realize the true value of their investment.  As significant  shareholders,  our interests are aligned with yours.

We have  nominated two highly  qualified  and  independent  nominees,  Dr. David
Dantzker,  M.D. and William J. Fox, for election as directors at the 2007 Annual
Meeting.  Dr.  Dantzker  and Mr. Fox are  committed  to working on behalf of all shareholders to bring about greater transparency and accountability at Datascope
-- qualities we believe  have long been  missing  from the  Datascope  Board and which are essential to building shareholder value. We are not seeking control of the Company.  Instead,  we are seeking to elect two  independent and experienced directors  to be the eyes,  ears and voice  representing  the best  interests of shareholders on the Datascope Board.

            YOU WILL FINALLY HAVE A CHOICE AT THE 2007 ANNUAL MEETING

You can  support  the current  Board with its record of  overseeing  the Company through alleged ethics violations and high senior executive turnover, or you can support two highly  qualified and independent  nominees who will work diligently to ensure  that the  Company  is being run  solely in the best  interest  of all shareholders. We think the answer is clear. We urge you to sign, date and return the enclosed WHITE proxy card today with a vote FOR our nominees.

 THE APPEARANCE OF SIGNIFICANT INTERNAL TURMOIL AND WRONGDOING AT DATASCOPE IS
                               EXTREMELY TROUBLING

Within the last twelve months,  Datascope received six separate internal reports of ethics violations by Mr. Lawrence Saper, the Company's founder,  Chairman and
CEO, and a senior  executive in Europe.  As  disclosed in the  Company's  public filings, the reports cited complaints:

   o  of irregularities in the Chairman's expense reports;
   o  that a member of the  Chairman's  family  employed  by the Company did not perform services;
   o  that the Chairman had engaged in unspecified 'sweet heart' deals;
   o  that the Chairman paid himself dividends;
   o  that the Chairman was mentally unfit to manage the Company;
   o  that outside  counsel had assisted the Chairman in concealing  some of the above activities;

   o  that a senior  executive was improperly  using Company funds to finance an affair he was conducting with another Company employee; and
   o  that the same  executive  and the  Chairman  of the Company had engaged in irregular transactions with distributors.

The complaints were reviewed by the internal ethics committee,  comprised of the
Audit  Department,  the Legal  Department and the Chief Financial  Officer,  who
concluded  that  the  violations  did  evidence  "overrides  of  controls."  The investigation expanded to also cover:

   o  the inclusion of the Chairman's son, presently an employee of the Company, in certain of the Company's medical plans; and
   o  the receipt by the Chairman of personal legal and  accounting  services at the  Company's  expense  and receipt by the  Chairman  of  personal  legal services by the Company's outside counsel free of charge.

In the course of the investigation, a separate confidential report was submitted to the Board in an attempt to discredit the internal ethics committee. The Board then decided to disband the internal ethics committee and to engage  independent counsel to lead its own investigation.

While the  Audit  Committee  concluded  the  violations  did not rise to a level indicating  that  "controls  were  materially  overridden",  it did  confirm the validity of many of the allegations while remaining silent on the others.

Due to the breadth of the complaints,  the unusual nature of the review process, and  the  apparent  conflicting  conclusions  of the two  investigations,  it is obvious to us, and  hopefully to you, that  shareholders  would benefit from new and independent representation on the Board.

     THE RECENT RESIGNATION OF AT LEAST FIVE SENIOR-LEVEL EXECUTIVES FURTHER
                 DEMONSTRATES THE LACK OF STABILITY AT DATASCOPE

Following the public reports of the alleged ethics violations and the subsequent usurping of power from the independent internal ethics committee,  at least five senior  executives  resigned  from the  Company  in a  two-month  period.  Those executives include:

--------------------------------------------------------------------------------
NAME                TITLE                                       DATE RESIGNED
--------------------------------------------------------------------------------
Terrance Gunning    Vice President, President of Cardiac        March 15, 2007
                    Assist Division
--------------------------------------------------------------------------------
Scott Kantor        Vice President of Finance, Chief            April 3, 2007
                    Financial Officer
--------------------------------------------------------------------------------
Donald Lemma        Vice President, Chief Information Officer   May 1, 2007
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Rachel Winokur      Vice President, Business Development        May 11, 2007
--------------------------------------------------------------------------------
S. Arieh Zak        Vice President, Corporate Counsel           May 25, 2007
--------------------------------------------------------------------------------

As a shareholder, it is troubling to see this level of senior executive turnover at the  Company,  and we believe  the  addition of newly  appointed  independent directors will promote much needed stability at Datascope.

                THE CURRENT BOARD HAS A HISTORY OF ENRICHING AND
              PROTECTING MR. SAPER AT THE EXPENSE OF SHAREHOLDERS

In August  2001,  an action was filed in United  States  District  Court for the
District  of New  Jersey  against  Datascope  and its Board,  alleging  that the
Company's  2000  proxy  statement  contained  materially  false  and  misleading statements.  The  Complaint  alleged  that  Mr.  Saper's  compensation  (i)  was excessive,  (ii) had  increased  at a higher rate than the  Company's  earnings, assets and  stockholders'  equity and (iii) was  substantially  higher  than the
compensation   of  other  CEOs  at  companies  of  comparable  size  in  similar businesses.  In fact,  the maximum Mr.  Saper was supposed to be able to receive under the 1999  Incentive  Plan  (that the  Company  never  publicly  filed) was
$2,225,000,  yet the 2000 proxy  statement  disclosed  that Mr. Saper was paid a bonus of $3,285,714, a payment that was presumably approved by the Board.

The Complaint was ultimately settled in March 2005 with a payment by Datascope's insurance  company of the  plaintiff's  attorney's  fees and a reduction  to Mr.
Saper's supplemental executive retirement plan.

This  was not the  first  time the  Company  has  settled  an  action  involving allegations against Mr. Saper:

On November 5, 1993, an action was commenced  against the Company and Mr. Saper.
The  plaintiffs   alleged  (i)  that  Datascope  and  Mr.  Saper  made  material misrepresentations  and  omissions  concerning  the  VasoSeal  device's  safety, efficacy,  potential  profitability  and  likelihood  of FDA  approval  and (ii)
securities laws violations  relating to alleged insider trading by Mr. Saper. In
November  1996,  the parties  entered into a  settlement  which cost the Company approximately $5.6 million, plus legal expenses.

              THE DATASCOPE BOARD NEEDS NEW, INDEPENDENT DIRECTORS
                  COMMITTED TO TRANSPARENCY AND ACCOUNTABILITY

Good corporate  governance that promotes  transparency and  accountability  is a vital tool in building shareholder value. In our view, this Board has repeatedly demonstrated its inability to effectively  govern  Datascope.  We need Directors who are  committed  to serving the  interests of all  shareholders  and who will regularly review the Company's governance policies to ensure that they are still serving that purpose. We believe our nominees are ideally suited for the task.

In its proxy  statement in connection  with the 2007 Annual  Meeting,  Datascope would have you believe that its corporate  governance practices are "superb." We are not the only ones who strongly  disagree.  In fact, the leading  independent advisers to institutional  investors on corporate  governance  issues around the globe share our views about Datascope's  corporate governance structure and have published the following commentary and statistics:

INSTITUTIONAL SHAREHOLDER SERVICES (ISS):

   "Datascope Corp.'s CORPORATE  GOVERNANCE  QUOTIENT (CGQ(R)) as of 6-Nov-07 is
   worse than 85.4% of S&P 600  companies  and 60.6% of Health Care  Equipment &
   Services companies...."

GLASS LEWIS & CO:

   "Datascope's  executive  compensation  received a C grade in our  proprietary pay-for-performance model...."

THE CORPORATE LIBRARY:

   The Corporate Library Rating: C

    IN ORDER TO IMPROVE CORPORATE GOVERNANCE, OUR NOMINEES, IF ELECTED, WOULD
    SUPPORT THE SEPARATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER ROLES

In our view, the Board's proper  functioning  has been  undermined by a dominant founder,  Chairman  and CEO who, in the words of a former  executive,  "runs the
Company as if he had no  shareholders."  We believe  the Company  would  greatly
benefit  from  a   non-executive,   independent   Chairman  who  would  maintain
appropriate  checks and  balances  over Mr.  Saper's  actions and agendas as the
Chief Executive Officer.

In our opinion,  the appointment of a Liaison Director,  customarily known as an
Independent Lead Director, is not as effective in governing a Company as a truly separate Chairman and Chief Executive Officer.  This is particularly true in the case  of  Datascope  given  the  appearance  of  wrongdoing  on the  part of the
Chairman. Additionally,  William Asmundson, the named Liaison Director, has been on the Board of Directors  of  Datascope  since 1969 except for one year in 2000 when he  resigned  from the Board for unknown  reasons,  only to rejoin in 2001.
Although  the Company  may claim that Mr.  Asmundson  fits  within the  Nasdaq's literal definition of an "independent director", given his almost 40-year tenure at Datascope,  we question whether his actions are truly independent of those of management.

               CAST YOUR VOTE FOR A SHAREHOLDER VOICE ON THE BOARD

                         VOTE THE WHITE PROXY CARD TODAY

We believe  Datascope  is a good  company  with  solid  products  and  excellent prospects.  However,  we  are  deeply  concerned  that  the  current  Board  and management  may  not be  operating  the  Company  with  the  best  interests  of shareholders  in mind.  The alleged  ethics  violations and departure of several senior executives  highlight  significant internal issues at Datascope that must be remedied with strong Board oversight.

We  are  convinced  that   knowledgeable,   experienced  and  truly  independent
directors,  elected by shareholder mandate, can help bring effective shareholder representation  and advocacy to the  Datascope  Board.  The  backgrounds  of our nominees,  their  experience  and  accomplishments  are  detailed  in our  proxy statement, but briefly:

Dr. David Dantzker, M.D. is an internationally  recognized expert in the area of pulmonary  medicine and critical care. He has authored or  co-authored  over 130 research  papers and five  textbooks and served on the faculty and in leadership positions at four major  research-oriented  medical  schools.  He is currently a
Partner with Wheatley  Partners,  a New  York-based  private equity firm focused primarily on Information  Technology,  Business  Services,  Medical  Technology,
Healthcare and Education. His corporate experience includes service as the Chief
Executive  Officer of Long Island Jewish  Medical  Center and  subsequently  the
President of the combined  North Shore - Long Island Jewish Medical  Center.  He
currently  leads or serves on the boards of a number of  high-end  bio-tech  and medical specialty companies.

Mr.  William J. Fox is a business  advisor  and  strategic  consultant.  He is a
Certified  Public  Accountant  (CPA) and has acted as the  Chairman of the Audit
Committee  for five  public  companies  throughout  his  career.  His  extensive corporate experience includes service on the boards of Loehmann's Holding, Inc.,
George Foreman  Enterprises Inc.,  Revlon,  Inc. and The Hain Food Group. He was
previously  Vice Chairman of, and served on the Advisory Board to, the Barington
Funds.

We are certain  that the election of our  nominees  will bring to the  Datascope
Board the energy and  commitment  needed to effectively  oversee  management and modernize the  Company's  corporate  governance in order to enhance  shareholder value.

We respectfully ask for your support.

Mark R. Mitchell
Partner, Ramius Capital Group, L.L.C.

Please  sign,  date and return  the  enclosed  WHITE  proxy  card  today,  or if available,  vote your  shares by phone or over the  internet  by  following  the enclosed  instructions.  If you have any  questions,  or require  assistance  in voting your shares, please call our proxy solicitors:

                           Innisfree M&A Incorporated
                         501 Madison Avenue - 20th Floor
                            New York, New York 10022
               Stockholders Please Call Toll-Free: (888) 750-5834
                  Banks or Brokers Call Collect: (212) 750-5833

ABOUT RAMIUS CAPITAL GROUP, L.L.C.

Ramius Capital Group is a registered  investment  advisor that manages assets of approximately  $9.6 billion in a variety of alternative  investment  strategies.
Ramius  Capital  Group is  headquartered  in New York with  offices  located  in
London, Tokyo, Hong Kong, Munich, and Vienna.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November  2, 2007,  Starboard  Value and  Opportunity  Master  Fund Ltd.,  an
affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"),  together with the other  participants  named herein,  made a definitive filing with the Securities and Exchange  Commission  ("SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit  votes for the  election of its nominees at the
2007 annual meeting of shareholders of Datascope  Corp., a Delaware  corporation
(the "Company").

RAMIUS CAPITAL  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE DEFINITIVE
PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY
STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.
IN ADDITION,  THE PARTICIPANTS IN THE PROXY  SOLICITATION WILL PROVIDE COPIES OF
THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES
SHOULD  BE  DIRECTED  TO  THE  PARTICIPANTS'  PROXY  SOLICITOR,   INNISFREE  M&A
INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The  participants in the proxy  solicitation are Starboard Value and Opportunity
Master Fund Ltd., a Cayman Islands exempted company ("Starboard"),  Parche, LLC, a Delaware limited liability company ("Parche"),  RCG Enterprise,  Ltd, a Cayman
Islands  exempted company ("RCG  Enterprise"),  RCG Starboard  Advisors,  LLC, a
Delaware limited  liability company ("RCG Starboard  Advisors"),  Ramius Capital

Group,  L.L.C., a Delaware limited liability company ("Ramius  Capital"),  C4S &
Co.,  L.L.C.,  a Delaware limited  liability  company  ("C4S"),  Peter A. Cohen,
Morgan B. Stark, Thomas W. Strauss,  Jeffrey M. Solomon,  David Dantzker,  M.D.,
William J. Fox, Mark R. Mitchell and Peter A. Feld (the  "Participants").  As of
November 2, 2007, Starboard beneficially owned 414,716 shares of Common Stock of the Company and Parche  beneficially  owned 78,801 shares of Common Stock of the
Company.  As the sole  non-managing  member of Parche and owner of all  economic interests  therein,  RCG  Enterprise  is deemed to  beneficially  own the 78,801 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to  beneficially  own the 414,716 shares of Common Stock of the Company owned by
Starboard  and the 78,801 shares of Common Stock of the Company owned by Parche.
As the sole  member  of RCG  Starboard  Advisors,  Ramius  Capital  is deemed to beneficially  own the 414,716  shares of Common  Stock of the  Company  owned by
Starboard  and the 78,801 shares of Common Stock of the Company owned by Parche.
As the managing member of Ramius Capital,  C4S is deemed to beneficially own the
414,716  shares of Common Stock of the Company owned by Starboard and the 78,801 shares of Common Stock of the Company owned by Parche.  As the managing  members of C4S, each of Mr. Cohen,  Mr. Stark,  Mr. Strauss and Mr. Solomon is deemed to beneficially  own the 414,716  shares of Common  Stock of the  Company  owned by
Starboard  and the 78,801 shares of Common Stock of the Company owned by Parche.
Messrs.  Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common  Stock of the Company  except to the extent of their  pecuniary interest  therein.  As members of a "group" for the purposes of Rule 13d-5(b)(1)
of the  Securities  Exchange Act of 1934, as amended,  Dr.  Dantzker and Messrs.
Fox,  Mitchell  and Feld are deemed to  beneficially  own the 414,716  shares of
Common Stock of the Company  owned by Starboard  and the 78,801 shares of Common
Stock of the Company owned by Parche. Dr. Dantzker and Messrs. Fox, Mitchell and
Feld each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

CONTACT:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renee Soto, 212-687-8080